Exhibit 10.36

Dated May 5, 2005

INTENTIA INTERNATIONAL AB (PUBL)

and

SYMPHONY SERVICE CORPORATION

MASTER OFFSHORING AGREEMENT

***           Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment report pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

This Master Offshoring Agreement has been made on May 5, 2005 between:

(1)         Intentia International AB (publ), a company incorporated under the laws of Sweden, whose registered office is at Vendevägen 89, 182 15  Danderyd, Sweden; and

(2)         Symphony Service Corporation, a company incorporated under the laws of US, whose headquarter office is at 4015 Miranda Avenue, Palo Alto, CA 94304.

(3)         Each of Intentia and the Supplier is individually referred to as a “party” or collectively as the “parties”.

Whereas:

(A)        Intentia has developed and markets a business system under the trademark Movex;

(B)         Intentia, in order to secure a cost efficient development of the business system, desires to outsource certain parts of its development and support operations;

(C)         The Supplier is able to provide cost efficient high quality software development and support services and is willing to provide such services based on Intentia’s request in consideration referred to herein;

Now therefore, the parties have agreed as follows:

1.     DEFINITIONS

1.1          “Additional Services” means other services than Development Services and Support Services that the Supplier provides to Intentia during the Term and in accordance with this Agreement.

1.2          “Affiliate” means entity which is part of the same group as Intentia or Supplier according to the definition of group (Sw: koncernbolag) in the Swedish Companies Act, also including foreign entities. With respect to Supplier, the term Affiliate includes, without limitation, Supplier’s subsidiaries located in Bangalore, Pune and Mumbai, India.

1.3          “Effective Date” means the date on which Transition shall be completed and the Services shall be available to Intentia which shall be July 1, 2005 unless otherwise agreed upon by the parties.

1.4          “Agreement” means this Master Offshoring Agreement document including the Exhibits listed in Section 2.1.

1.5          “Agreement Date” means the date on which the Agreement has been signed as set forth above.

1.6          “Confidential Information” has the meaning set forth in section 25.

1.7          “Deliverable” means any software, source code and other materials created by the Supplier, its Affiliates or Subcontractors for Intentia as part of the Services.

1.8          “Development Services Agreement” means the agreement entered into between the parties and which sets forth the specific terms and conditions for the Development Services attached hereto as Exhibit H and incorporated herein by reference.

1.9          “Development Services” means the software product development services set forth in Exhibit H.

1.10        “GOC” means the global operation centers in Mumbai and Bangalore that shall be set up by the Supplier and from which the Services will be provided.

1.11        “Initial Term” means the period commencing on the Agreement Date and ending five years thereafter.

1.12        “Intellectual Property” means patent rights (including patent applications and disclosures), copyrights, trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction in the world.

1.13        “Intentia” means Intentia International AB (publ).

1.14        “Intentia Products” means all software and hardware products that Intentia either owns or licenses from Third Parties, along with any and all user documentation, technical information and any module, specification, system, instruction, program or proprietary materials, which Intentia either delivers to Supplier or provides Supplier with access to.

1.15        “Related Intellectual Property” means any Intellectual Property owned or licensed by the Supplier or a Third Party.

1.16        “Renewal Term” means any Agreement period(s) subsequent to the Initial Term.

1.17        “Resource(s)” means all of the Supplier personnel performing Services for Intentia under this Agreement. “Resources” may include employees or consultants of Supplier or Supplier Affiliates or any other subcontractor of Supplier.

1.18        “Services” means the Development Services and Support Services.

1.19        “Service Recipient” shall have the meaning set forth in the Support Services Agreement.

1.20        “SOW” means the statement of work that will be submitted for the Services.

1.21        “Staffing Category(ies)” means the different categories of Resources to perform the Services as listed in Exhibit A.

1.22        “Staffing Rate Categories” mean the different rates for the Staffing Categories.

1.23        “Supplier” means Symphony Service Corporation.

1.24        “Support Services” means the support services set forth in Exhibit I.

1.25        “Support Services Agreement” means the agreement entered into between the parties and which sets forth the specific terms and conditions for the Support Services attached hereto as Exhibit I and incorporated herein by reference.

1.26        “Technical environment” is defined as inclusive of local servers, local power supply sufficient to operate all GOC equipment, local area network, wide area network, internet connection, dedicated communication lines, clients (desktop PCs, laptops, etc), IP Network, telephone connectivity for the Intentia GOC.

1.27        “Term” means the entire period this Agreement is in force (i.e. including Initial Term and Renewal Term(s)).

1.28        “Third Party(ies)” means any individual or entity that is not party to this Agreement.

1.29        “Transfer Assistance Period” means a period before and after expiration of the Agreement during which the Supplier shall assist Intentia in accordance with Section 31.

1.30        “Transition” means the project for transferring the relevant operations from Intentia to Supplier including the setting up of a GOC, as set forth in Exhibit B.

2.     EXHIBITS AND PRIORITY

2.1          This Agreement consists of the following documents:

(a)     Master Offshoring Agreement (this document)

(b)     Exhibit A1: Development Pricing and Staffing Rates Categories

(c)     Exhibit A2: Support Services Pricing and Staffing Rates Categories

(d)     Exhibit B: Transition - Contains an overall plan for the transition to be performed.

(e)     Exhibit C: Facilities — Contains an overview of the facilities where the performance of the Agreement will take place.

(f)      Exhibit D: Security - Security Handbook.

(g)     Exhibit E: Disaster Recovery

(h)     Exhibit F: Intentia’s Internal Travel Guidelines.

(i)      Exhibit G1: Service Level Agreement — Metrics and Reporting

(j)      Exhibit G2: Service Level Agreement — Technical Environment

(k)     Exhibit H: Development Services Agreement (including Exhibits).

(l)      Exhibit I: Support Services Agreement (including Exhibits).

(m)    Exhibit K: Indian Holidays

(n)     Exhibit L: Supplier’s standard non-disclosure agreement.

2.2          If there is a conflict among the terms in the various documents within this Agreement:

(i)      to the extent the conflicting provisions can reasonably be interpreted so that such provisions are consistent with each other, such consistent interpretation will prevail; and

(ii)     to the extent such consistent interpretation is not possible, the provisions of the Master Offshoring Agreement document shall prevail over the Exhibits unless otherwise explicitly agreed.

(iii)    Unless otherwise has been explicitly agreed upon by the parties, the documents listed in Section 2.2 above shall have priority in the following order:

(A)     Master Offshoring Agreement (this document)

(B)      Exhibit A1: Development Services Pricing and Staffing Rates Categories

(C)      Exhibit A2: Support Services Pricing and Staffing Rates Categories

(D)     Exhibit L: Supplier’s standard non-disclosure agreement.

(E)      Exhibit H: Development Services Agreement (including Exhibits H1, H2 and H3 thereto).

(F)      Exhibit I: Support Services Agreement (including Exhibit I1 thereto).

(G)      Exhibit G1: Service Level Agreement — Metrics and Reporting

(H)     Exhibit G2: Service Level Agreement — Technical Environment

(I)       Exhibit B: Transition - Contains an overall plan for the transition to be performed.

(J)       Exhibit C: Facilities — Contains an overview of the facilities where the performance of the Agreement will take place.

(K)     Exhibit D: Security - Security Handbook.

(L)      Exhibit E: Disaster Recovery

(M)    Exhibit F: Intentia’s Internal Travel Guidelines.

(N)     Exhibit K: Indian Holidays

3.     AGREEMENT SCOPE AND STRUCTURE

3.1          This Agreement describes a GOC specifically assigned to undertake the Services for Intentia in India, to be staffed and operated by Supplier and/or its Affiliates, at the Supplier’s or its Affiliate’s facilities, pursuant to direction and instructions from Intentia. Intentia and Supplier will jointly determine on a project-by-project basis, the activities that Supplier will carry out on behalf of Intentia in accordance with this Agreement.

3.2          This Agreement sets forth the terms and conditions for the Supplier’s provision of the Services. The details of the provision of the Services are included in Exhibits H and I (Development Services Agreement, Support Services Agreement and the SOW, which shall be agreed upon between the parties for each specified project.

4.     GENERAL OBLIGATIONS AND RESPONSIBILITIES OF SUPPLIER

4.1          During the Transition, the Supplier must undertake the measures and meet the milestones, if any, set forth in Exhibit B (Transition), of which the most critical is the setting-up of the GOC. The GOC will be named the Intentia Global Operations Center, India provided, however, that Intentia shall have approval rights with respect to all signage and other visual identification within the GOC.

4.2          As of the Effective Date and during the Term the Supplier shall, through the GOC and upon Intentia’s request, provide Intentia with the Services in accordance with the terms and conditions set forth in this Agreement.

4.3          During the Transfer Assistance Period, the Supplier shall actively co-operate in the transfer of operations to Intentia or another entity in accordance with the terms and conditions set forth in Section 31 (“Winding Up and Transfer Assistance”) of this Agreement.

4.4          The Supplier acknowledges that the proper provision of the Services is critical for Intentia and undertakes to perform its obligations with personnel who are suitable, qualified and skilled for the purpose and in a workmanlike manner. Where not provided otherwise in this Agreement the Services shall be performed pursuant to generally accepted methods and standards in the relevant industry and geographic location where the Services are performed. The supplier shall maintain an active program for continues improvement of quality assurance and strive for the highest quality assurance ratings to the extent commonly available in the relevant industry and geographic location where the Services are performed.

4.5          The Supplier must comply with applicable local laws, regulations and orders which from time to time are applicable to the provision of the Services.

4.6          The Supplier shall be responsible for the security of the GOC and shall maintain security measures to protect the Deliverables, Intentia Products and Confidential Information from unauthorized access or theft. The Supplier will promptly report any breaches in its security resulting in unauthorized access to or theft of Intentia Products or Intentia Confidential Information (including attempted unauthorized access to or theft thereof) to Intentia.

4.7          The Supplier shall comply with and provide the disaster recovery organisation set forth in Exhibit E (Disaster Recovery).

5.     GENERAL OBLIGATIONS AND RESPONSIBILITIES OF INTENTIA

5.1          During the Transition Intentia shall undertake the measures set forth in Exhibit B (Transition) and shall timely and fully provide the Supplier with other reasonably requested assistance as requested in writing and in due time by the Supplier, to enable the Supplier to complete the Transition.

5.2          Intentia shall appoint and make available for all ongoing projects a project manager who will:

(i)      be the main point of contact between Intentia and Supplier;

(ii)     have authority to make binding decisions for Intentia; and

(iii)    provide Supplier with access to relevant Intentia personnel who can provide information needed by Supplier in connection with its performance of the Agreement.

5.3          Intentia shall provide all reasonable and timely assistance, information and cooperation to Supplier to enable it to properly provide the Services.

6.     TRANSITION

6.1          Transition shall be conducted in accordance with Exhibit B (Transition) and shall be considered completed when the measures set forth in Exhibit B (Transition) have been met.

6.2          The Transition Completion Date occurs on the date when Transition is completed.

6.3          In the event that the Transition Completion Date is late for more than *** weeks and such delay is not caused by Intentia or any circumstances for which Intentia is responsible, Intentia has the right to terminate the Agreement in accordance with Section 10.1, i.e. neither party shall have any liability to the other party as a result of such termination.

6.4          The Supplier acknowledges that it is critical for Intentia to be able to receive the Services as of the Effective Date. The Supplier shall promptly inform Intentia of any anticipated delay and the duration thereof.

7.     DOCUMENTATION RELATING TO THE PARTIES’ COOPERATION

7.1          The Supplier shall develop and maintain processes and routines for the provision of the Services. For this purpose, the Supplier will, at the latest by the Effective Date, develop and present a procedures manual and see to that other adequate documentation is at hand.

8.     RESOURCE PLAN

8.1          Intentia anticipates that the Supplier or any of its approved Affiliates will perform the Services. Notwithstanding this, Intentia reserves the right, at any time at its sole discretion, to in source or to contract with other contractors to perform any part of the Services, provided however that under no circumstances shall Intentia during the Term of this Agreement pay Supplier for less than the Minimum Staffing Levels referred to in Exhibit A. In the event that Intentia in sources or contracts other contractors, the Supplier shall cooperate with such other contractors and Intentia.

8.2          Intentia agrees that it will use reasonable efforts to utilize the planned staffing levels to perform the Services, for each month of the Term. The planned staffing levels for the Initial Term are outlined in Exhibits A1 and A2 hereto (Development and Support Pricing and Staffing Categories). The parties will meet at the end of the calendar quarter immediately prior to the end of the Initial Term and each Renewal Term, as applicable, to discuss and agree to the planned staffing levels for the following Renewal Term. The parties may mutually agree in writing to amend the planned staffing levels for any calendar month, provided such change is agreed to no less than one (1) month prior to the applicable calendar month to which the change will apply.

8.3          Intentia agrees to, and agrees to pay for (at the appropriate monthly rates set forth in Exhibits A1 and A2) (Development and Support Pricing and Staffing Rates Categories), those minimum staffing levels for Resources for each identified period set forth in Exhibit A1 and A2 (Development and Support Pricing and Staffing Rates Categories). The Supplier shall provide the Resources to meet Intentia’s requirements set forth in the applicable SOW, but in no event shall Supplier provide fewer Resources than are listed in the minimum staffing levels set forth in  Exhibit A1 and A2 (Pricing and Staffing Rates Categories).

8.4          Supplier will staff and maintain a bench of trained Development Resources, all of which shall be Staffing Category 0 (as outlined in Exhibit A1 (Development Pricing and Staffing Rates

***         Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

Categories)), and shall be equal to *** percent (***%) of the minimum staffing level as outlined in Exhibit A (Pricing and Staffing Rates Categories), ***. Such reserve Resources shall not be considered Resources for the purposes of this Agreement, unless, until such reserve Resource commences, and only during such time that such reserve Resource performs, full-time work on the Intentia engagement.

8.5          Supplier currently plans to, but has no obligation to, staff and maintain a bench of trained Development Resources, which may approximately mimic the actual mix of Resources across all of the blended Staffing Rate Categories (C0 through C3) (as outlined in Exhibit A1 (Development Pricing and Staffing Rates Categories)) and which is currently planned to be equal to *** percent (***%) of the planned staffing levels as outlined in Exhibit A1 (Development Pricing and Staffing Rates Categories), ***.  Notwithstanding this, any staffing of bench Resources in addition to the Category 0 level as per Section 8.4 above will be at Supplier’s sole option.

8.6          The actual number of Resources performing Development Services as per Exhibit A1 (Development Pricing and Staffing Categories) (no such restriction will be placed upon a reduction of Support Resources) may be increased by any amount mutually agreed upon in writing by the parties but may be decreased by no more than *** (***%) from one calendar quarter to the next, unless Supplier agrees to a greater decrease in writing.  Intentia may affect such decrease of *** percent (***%) or less by giving written notice to Supplier of the proposed change no less than *** (***) months prior to the applicable calendar quarter to which the decrease will apply. In the event that there is a written termination notification by Intentia due to Supplier’s material breach of this Agreement, then Intentia may immediately decrease the actual staffing level to a desired level (up to 0) by giving written notice to Supplier of the proposed change.  In the event that there is i) a written termination notification by Intentia due to Supplier’s material breach of this Agreement pursuant to Section 27.1, or (ii) a written notification by Supplier to terminate this Agreement for any reason, Intentia will not be bound by this limitation, and may decrease the Actual Staffing Level upon prior written notice to Supplier, but will do so in an orderly and reasonable manner, and in observance of a general guideline of approximately *** to *** percent (***%) per calendar month.

8.7          Part Month. In the event a Resource commences or permanently ceases providing Services for Intentia part way through a calendar month, then such Resource will be billed at, and Intentia agrees to pay, a prorated monthly rate for that calendar month based on the number of days the Resource actually performed Services for Intentia in that calendar month.

9.     STAFFING CATEGORIES

9.1          All Development Resources will be categorized by Supplier in adherence and accordance with the Staffing Categories in Exhibit A1 (Development Pricing and Staffing Categories). In the event Supplier desires to place a Resource in a Staffing Category and such Resource does not have the defined experience as outlined in Exhibit A1 (Development Pricing and Staffing Categories), the parties will mutually agree on the categorization of such Resource.

9.2          As various Resources gain experience over time, such experience shall cause them to progress from one Staffing Category to another. Supplier shall provide Intentia with at least two (2) month prior notice before progressing a Resource to a higher Staffing Category, and Intentia shall be billed and shall pay for such Resource at the higher Staffing Category rate as of the effective date of such progression.

9.3          There are no Staffing Categories for Support Services. However, each Resource that is assigned to the Customer Support GOC shall have at least 9-12 months of relevant Movex or other Intentia software product experience or training.

10.  QUANTITATIVE OBJECTIVES

10.1        ***

***         Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

10.2        ***

10.3        ***

11.  USE OF SUBCONTRACTORS

11.1        The Supplier and/or its Affiliates may use approved Resources from approved subcontractors to carry out parts of the Services, subject to the prior written consent thereof by Intentia. The following of Supplier’s Affiliates are hereby pre-approved subcontractors and do not require any specific consent: Symphony Affiliates located in Bangalore, Pune and Mumbai.

11.2        In considering contracting subcontractors, the Supplier shall resort to the most cost efficient solutions in dividing tasks between the Supplier and subcontractors

11.3        When using subcontractors, the Supplier shall be entirely responsible for the acts and omissions of such subcontractors, to the same extent as if the Supplier had itself carried out the relevant Services. The Supplier shall take appropriate action to ensure that subcontractors enable the Supplier to fully carry out its obligations according to the Agreement.

12.  MANAGEMENT

12.1        The parties will each appoint one Focal Point (Focal Point Intentia = Intentia Project Executive  Director, Focal Point Supplier  = Supplier Project Executive ) who will communicate directly with each other. The Focal Points will be familiar with the Agreement and will be responsible for the ongoing management of the Agreement, including any charges and billing activities related thereto. The time spent for this activity is not billable to either party.

12.2        Operational Level — The parties will establish a GOC management group (“GOC Management Group”) which shall conduct a weekly GOC operations meeting. Members of this group may include, but are not limited to, the following:

(i)    Intentia: Required: Intentia Project Executive Optional: Intentia domain leads;

(ii)   Supplier: Required:  GOC manager Optional: GOC team leads.

The agenda topics for the weekly GOC operations meeting will include, but not be limited to: monitor results and initiation of improvement actions, resolve project level escalations, prioritize operational and process improvement activities, update resource plan, and monitor Initial Objectives.

12.2.1     GOC Operations Meeting - For the first twelve (12) months of the Agreement, the GOC Management Group will meet, either in person or via conference call, on a weekly basis, subject to the parties’ mutual agreement regarding actual scheduling. Following completion of the first twelve (12) months of the Agreement, the GOC operations management team will meet, either in person or via conference call, every two weeks, subject to the parties’ mutual agreement regarding actual scheduling. The Supplier will participate in these meetings jointly with IBM.

12.3        Cluster Level — The Supplier shall have the option of  participating in Intentia’s existing cluster meetings and shall be provided with meeting details in writing within a reasonable amount of

***         Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

time in advance of each such meeting.  Participants of this meeting may include, but are not limited to, the following:

(i)      Intentia: Intentia Project Executive, operations coordination manager, QA process manager.  Optional:  relevant development and QA managers;

(ii)     Supplier::  GOC manager Optional: development manager, QA manager, team leads.

The agenda topics for the cluster meetings may include:   project status, project issues and concerns, prioritization of projects and resource assignments, staffing profile and action plans,  tasks planned and accomplished,  technical problems.

12.4        Tactical Level — The Supplier may participate in Intentia’s existing development operations management meetings (at Intentia Research & Development AB “IRD”), as needed upon reasonable prior written notice by Intentia. Participants of this meetings are defined as the “Operations Management Committee” and may include, but are not limited to, the following:

(i)    Intentia: President of IRD, Intentia Project Executive, operations coordination manager, QA process manager Optional: relevant development and QA managers;

(ii)   Supplier: GOC manager, Client Delivery Executive Optional: development manager, QA manager, team leads.

The agenda topics for the GOC operations management meetings may include:  GOC objectives, GOC milestones and deliverables, if any, Resource utilization and Resource estimation plan, prioritization of projects, summary project status, project issues, maintenance status, Intentia feedback, risk management, and escalated disputes from the Operational level and the Cluster group. Compulsory update of the Approved Resource Budget (Exhibit H3) Additionally, any disputes escalated from the cluster group may be addressed in Intentia’s existing IRD operations management meeting.

12.4.1     Tactical Meeting — The existing Intentia operations meetings and cluster meetings are held every four (4) weeks (i.e. 13 times per year). The Supplier will participate in these meetings jointly with Intentia, as reasonably requested by Intentia IRD management

12.5        The parties will form a Steering Committee to focus on GOC strategy and overall relationship management and governance (the “Steering Committee”). Members of this Steering Committee may include, but are not limited to, the following:

(v)   Intentia: President of IRD, EVP, Intentia Project Executive, operations coordination manager, QA process manager. Optional: CEO;

(vi)  Supplier:  President of Supplier, the GOC Manager and Client Support Director

The agenda topics for the Steering Committee meetings will include:  Relationship review, Metrics review, client satisfaction survey review, strategy review, goal setting, forum for executive exchange, strategic technology and business directions, aggregate resource planning.  Additionally, the committee will discuss the size of the delivery team for the next quarter, including increase and decrease in number of resources in the GOC.  The purpose of this dialogue is to ensure that the development of the GOC is inline with Intentia strategy and that the future demand on the GOC can be delivered by the Supplier. If needed, this committee will resolve disputes escalated from the Tactical Level as set forth in Section 12.4.

12.5.1     Strategic Meeting - For the first six (6) months of the Agreement, the Steering Committee will meet, either in person or via conference calls, on a monthly basis, subject to the parties’ mutual agreement regarding actual scheduling. Following the first six (6) months of the Agreement, the Steering Committee will meet, either in person or via conference calls, on at least a quarterly basis, subject to the parties’ mutual agreement regarding actual scheduling. The Supplier will participate in these meetings jointly with IBM.

12.6        The Supplier will construct and keep current an organizational chart including all relevant Resources and Intentia will construct and keep current an organizational chart including all relevant Intentia employees to whom Supplier and Resources shall report. The parties will use reasonable commercial efforts to ensure that the appropriate management members are included in major planning and other such meetings.

12.7        The Supplier shall be responsible for documenting and publishing minutes and action items from meetings referred to herein where attended by the Supplier and shall provide Intentia with such minutes. In meetings where the Supplier participates jointly with IBM, the Supplier and IBM shall rotate the responsibility for documenting and publishing the minutes and action items.

12.8        The operations of and mandate to the management committee and the Steering Committee shall in any event be limited to what is permitted under the Swedish laws (and in particular the Swedish Companies Act).

12.9        Any dispute will be escalated in accordance with the escalation procedure set forth in Section 38 of this Agreement.

13.  AUDITS

13.1        For the Term of this Agreement or for ten (10) years, whichever is shorter, the Supplier shall maintain books, records, documents, receipts and other evidence sufficient to reflect properly Supplier’s full compliance with the terms and conditions of this Agreement, including consumption of Resources, pricing and invoicing. Any invoicing that is mutually agreed to be incorrect will without delay be corrected by the Supplier. Upon Intentia’s reasonable advance written request, but not more than once every 12 months, and at times, dates and locations mutually agreed upon by the parties, Supplier will provide Intentia with copies of relevant source documents to support costs invoiced to Intentia that are in Supplier’s possession, subject to Supplier’s obligations of confidentiality to third parties, including, but not limited to time logs, expense accounts, and phone logs.

13.2        Intentia will have the right, in its reasonable discretion, to review Supplier’s performance of the Services at Supplier’s facilities. Supplier will provide reasonable access to its relevant facilities, cooperation to Intentia in performing such reviews, including, without limitation, providing Intentia with access to all project related records, work in progress, personnel, documents and other materials, pertaining to Intentia engagement as reasonably requested by Intentia. Intentia may perform such reviews during Supplier’s normal business hours by providing Supplier with reasonable advance notice.  In performing such reviews, Intentia will not unduly interfere with the operation of Supplier’s business activities, and Intentia will comply with Supplier’s reasonable safety and security policies and procedures.  Intentia may designate a Third Party to conduct such review on its behalf or in conjunction with Intentia’s review.  Such review will be at Intentia’s expense and any Third Party involved in the review will be under NDA with Intentia, and will be bound in writing by the same confidential information non-disclosure provisions protection the Supplier’s Confidential Information as Intentia is bound to.

13.3        The Supplier shall maintain a complete audit trail of all accounting and invoicing transactions resulting from the Agreement. The Supplier’s accounting- and invoicing system should be able to provide the Supplier with all such transactions concerning Intentia. The Supplier will document and administer files with protocols regarding decisions, changes etc. concerning the Services.

13.4        Intentia also has the right to inspect and audit of the Suppliers’ business related to the Agreement with regard to security, quality, local regulatory compliance and the performance of the Services at the facilities from which the Services are provided. Such audit may be performed by Intentia itself or an outside contractor

13.5        The Supplier will provide Intentia with reasonable access to its facilities, audit reports, financial data repositories, work in progress, documents, materials and personnel for the purpose of performing the audits described in this Section 13.

13.6        The Supplier will also assist Intentia in providing Intentia’s external and internal auditors with reasonably requested and/or required information to the extent in Supplier’s possession so that they may perform their annual general control review and financial audit.

13.7        If the Supplier is using subcontractors (such as Symphony-India and Symphony-Pune) in accordance with this Agreement, the Supplier shall ensure that Intentia may conduct such audits as set forth in this Section 13 of such subcontractor.

14.  PRICING AND STAFFING RATE CATEGORIES

14.1        For the Services provided by the Supplier, Intentia shall pay compensation as is set forth in this Agreement, including, without limitation, Section 8 above. All obligations according to this Agreement shall be included in the compensation for the Resources and Services as set forth in Exhibits A1 and A2 (Development and Support Pricing and Staffing Rates Categories), unless otherwise explicitly is stated herein.

14.2        All Resources will be categorized by Supplier in adherence and in accordance with the Staffing Rate Categories set forth in Exhibit A1 and A2 (Development and Support Pricing and Staffing Rates Categories).  The Blended Monthly Rate is based on the “Team Composition” outlined at Exhibit A1 and includes all Resource Categories 0, 1, 2 and 3. In the event the Team Composition varies by more than *** percent (***%) over two (2) consecutive months, in accordance with Exhibit A1, then the rates for Categories 0, 1, 2 and 3 as outlined at Exhibit A1 shall be used to calculate a revised Blended Monthly Rate for future months.

14.3        ***

14.4        All rates and fees quoted herein are stated and payable in Swedish Kronor (SEK). The Supplier shall not raise its rates for Support Resources till ***. The rates for the Support Resources shall thereafter be adjusted in accordance with the below adjustment terms for Resources providing Intentia with Development Services. The monthly rates for the Resources (Development Services) will remain in effect until *** and shall then be adjusted as follows (the rates shall not decrease under any circumstances and shall remain the same if no increase is applicable hereunder): On each anniversary of April 1 each year, the monthly rates will be adjusted by the lesser of (a) *** percent (***%) increase or (b) adjusted in accordance with the Hewitt-Norton Salary survey for I.T Professionals in India for the past twelve (12) month.  If the Hewitt-Norton salary survey is not available, or ceases to be published, then the Indian CPI for Urban Non-Manual Employees index (CPI-UNME index) will be used in place of the Hewitt-Norton Survey for Intentia GOC workers in India. This new rate will remain in effect for a period of one (1) year. If Supplier wishes to use the Hewitt-Norton salary survey to establish the annual price increase, then Supplier must provide a full copy of the entire Hewitt-Norton salary report to Intentia at least twenty (20) working days prior to the annual price increase date, otherwise the Indian CPI for Urban Non-Manual Employees index (CPI-UNME index) will be used.

15.  OPERATIONS ENVIRONMENT AND EXPENSES

15.1        The Supplier shall ensure that the operations environment in the form of equipment (hardware), software, materials and other infrastructure which enable the provision of the Services at any time correspond with Intentia’s reasonable and customary demands not inconsistent with the terms of this Agreement. The allocation of costs for the operations environment relating to this Agreement is set out in Sections 15.2 — 15.4.

15.2        The Supplier will, at minimum, maintain the following Internet Connectivity and Bandwidth:

•      ***

•      ***

•      ***

***         Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

15.3        Except for those items listed in Section 15.3 below and subject to Intentia’s prior written approval of such equipment and items, Intentia shall in all cases be responsible for paying all capital costs for equipment and other items reasonable or necessary for the operation of the GOC, including, without limitation:

(i)    office improvements requested by Intentia;

(ii)   servers specific to Intentia’s software and development environment;

(iii)  application software;

(iv)  development software;

(v)   Third Party software, if any, with which Intentia Products are to be integrated;

(vi)  Greater than *** MBPS VPN with acceptable SLA’s at the Mumbai GOC, and greater than *** MBPS VPN at the Bangalore GOC, including hardware and software necessary for such expanded Internet connectivity to link the GOC in India to Lindköping, Sweden.

(vii) data communications hardware and software linking any Intentia facility or work location (other than to Danderyd or other agreed upon Intentia locations from the GOC as per section 15.4 (ii) below, but including those of contractors and partners other than Supplier) to the GOC as applicable.

15.4        The Supplier will be responsible for paying for the following items:

(i)    office furniture; general office equipment, including telephones, copiers, fax machines, a computer; standard software such as *** (see table below); and laptops for the GOC Manager, other Managers, Senior Developers and Senior QA resources - a pool of additional laptops will be available for other resources to check out and use when required;

Desktop Hardware Minimum configuration	***

Desktop Software	***

Desktop Ratio	***

Other shared hardware	***

The above hardware and software specifications may be revised by Intentia no greater than once per year upon at least sixty (60) days prior written notice to Supplier.  Such revisions shall be consistent with similar upgrades and migrations performed generally by Intentia on the above hardware and software.

(ii)     VOIP communications hardware and software linking the Intentia GOC to Intentia in Sweden.

(iii)    All management and administration of supporting and operating all technologies inside the Symphony firewall. This includes the GOC LAN, Windows server, antivirus server, Lotus Notes server.

(iv)    Intentia will specify the desktop image to be applied to each desktop.  This image will essentially be the same as the image required of all Intentia employees.  Intentia will also specify to Symphony when patches will be required to each application running on the

***         Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

standard desktop.  This is being done to ensure consistency and compatibility among all desktops.

15.5        Intentia will be responsible for paying all operating expenses involved in operating the GOC except for the following operating expense items, which Supplier will be responsible for:

(i)       office-related operating expenses such as local transportation (excluding those related expenses referred to in  Section 15.5), food or meals provided by Supplier, social events hosted by Supplier, utilities and taxes; and

(ii)      local telephone service to the GOC; and

(iii)     long distance VOIP or other long distance phone service, if any, as selected by Supplier in its discretion, to Intentia’s development centers or other Intentia locations.

Operating expenses referred to above shall either be (i) pre-approved and verified by Intentia or (ii) subject to a monthly “lump sum/cost estimate” that may not be exceeded with more than 10% without the prior approval of Intentia.

15.6        For Resources travelling to Intentia’s locations in Europe, the U.S. and/or other Intentia locations, Supplier will pass through to Intentia the actual charges for all of travel and living expenses per Resource (except for the daily allowance which will be as indicated below), which costs shall not exceed those contemplated under Intentia’s internal travel guidelines which is attached to this Agreement as Exhibit F.

15.7        Subject to Section 15.3 and 15.4 each party will be responsible for the cost of components within their respective sites required to establish connectivity.  Intentia and the Supplier will implement a communications infrastructure including but not limited to:

(i)      VPN connectivity;

(ii)     open access to networks and servers at both locations as appropriate to each other’s needs;

(iii)    secure email;

(iv)    secure messaging;

(v)     secure video conferencing;

(vi)    secure web conferencing;

(vii)   telephone conferencing.

16.  INVOICING AND PAYMENTS

16.1        Invoices for the Services shall be rendered by the Supplier to Intentia, at the end of each calendar month for the Services that have been provided during that calendar month. Expenses incurred by Supplier in accordance with Section 15 shall be included in the monthly invoices.

16.2        Intentia agrees to pay all non-disputed invoices within thirty (30) calendar days from the date of receipt of the invoice. Any non-disputed invoiced amounts not paid within forty five (45) calendar days will be subject to a late payment equal to the lesser of one and a half percent (1.5%) per month or the maximum rate allowed by law computed and added to the outstanding unpaid invoice amount from the forty sixth (46th) calendar day following the invoice date.

16.3        Any mutually agreed upon service credits, refunds and other compensation payable to Intentia will be deducted from the invoice amount (before sending the invoice to Intentia) for the immediately following invoicing period.

17.  TAXES

17.1        The fees do not include VAT.

17.2                        Each party will be responsible for any and all personal property taxes on property it owns or leases, franchise and privilege taxes on its business, and taxes based on its net income or gross receipts. Supplier shall pay all sales, use, and other taxes and duties payable by Supplier on any goods or services used or consumed by Supplier in providing the Services.

18.  INSURANCE

18.1                        During the Term the Supplier will maintain the following levels of insurance coverage for the Services to be provided hereunder and the operation of the GOC.

18.1.1              Commercial General Liability Insurance for bodily injury and property damage with a limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

18.1.2              Worker’s Compensation/Employers’ Liability. Insurance statutory limits, covering the Supplier’s employees pursuant to applicable state workers’ compensation laws.

18.1.3              Professional Liability Insurance for errors and omissions with a limit of Five Million Dollars ($5,000,000) per occurrence or per claim and Five Million Dollars ($5,000,000) in the aggregate.

18.1.4              Umbrella and/or Excess Liability insurance on an occurrence basis with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate in excess of the limits provided by the Supplier’s Employer’s Liability and Commercial General Liability.

18.1.5              Upon Intentia’s written request, the Supplier shall without undue delay submit a copy of insurance certificates evidencing such insurance coverage.

19.  OWNERSHIP

19.1                        Intentia shall be the sole and exclusive owner of all rights, including but not limited to Intellectual Property, to all software (including source code) and other materials owned by it as of the Agreement Date and to all derivative works of such software and materials and any other Intellectual Property developed by Intentia or acquired by Intentia during the Term.

19.2                        All rights to all software and materials (including source code) developed by the Supplier for Intentia during the Term including Intellectual Property embodied therein and including the right to modify and transfer such rights but expressly excluding any and all Related Intellectual Property shall, upon payment in full therefore, belong to Intentia and be deemed works made-for-hire in the course of performing the Services.

19.3                        Intentia hereby grants to the Supplier and its Affiliates a non-exclusive, non-transferable, fully paid up, worldwide, royalty-free limited right and license to access, use, execute, reproduce, display, perform, modify and distribute Intentia owned and/or licensed software and materials provided by Intentia to Supplier used by the Supplier and its Affiliates for the sole purpose of providing the Services to Intentia.  Intentia hereby represents and warrants that it has full right, title and authority in and to all of the Intentia Products necessary to grant the aforementioned license to Supplier. Consequently, the Supplier may not use or sublease Intentia owned software or materials for any other purpose.

19.4                        Supplier may not use any Related Intellectual Property for the provision of Services (including but not limited to the Deliverables), unless previously approved by Intentia in writing.

19.5                        On the occasion when Intentia gives its written approval to Supplier to use Related Intellectual Property, then Intentia and Supplier agree to negotiate the Related Intellectual Property at that time.  If the parties are unable to agree upon terms and conditions for the Related Intellectual Property, then Supplier shall not be obligated to use such Related Intellectual Property for the provision of Services (including but not limited to the Deliverables).

19.6                        If Supplier owned Related Intellectual Property is used the Supplier should be obliged to grant Intentia a fully paid-up perpetual license for the use in connection with Intentia Products.

19.7                        Open source software may only be used with pre-approval from Intentia in writing. Except as authorized by Intentia, Supplier may not include any open source technology that would cause the Deliverable to be included in the public domain.

19.8                        Except as provided in Section 24 [Confidentiality] and Section 21  [Protection of IP Rights] and provided that Supplier does not breach the confidentiality obligations set forth herein, Intentia acknowledges and agrees that nothing contained in this Agreement shall prevent Supplier from using its knowledge, experience, know-how and expertise, whether gained prior to, during or after any Services performed under this Agreement, in any manner and for any purpose whatsoever, including, without limitation, to perform work for Third Parties including work which results in the creation of materials having formats, organization, use, function, structure and sequence similar to materials developed for Intentia.

20.  INDEMNIFICATION

20.1                        In the event that any Third Party initiates or threatens to initiate legal proceedings based upon a claim that the Deliverables infringe the Third Party’s Intellectual Property, Supplier undertakes to defend Intentia and keep Intentia indemnified against all damages and costs awarded in such action or payable in accordance with any settlement thereof, provided that such infringement is caused by Related Intellectual Property used without Intentia’s prior written approval or by Supplier or Supplier Affiliate owned Intellectual Property.

20.2                        If a claim referred to in Section 20.1 is made or appears likely to be made, the Supplier will, in its discretion, either replace the applicable infringing Deliverable with, at least, equivalent functionality which causes no such block or interference or will cause to be granted to Intentia a non-exclusive, worldwide, perpetual, irrevocable, royalty-free license to make (and have made), use, offer for sale, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform or transmit any products, software, hardware, methods or other materials of any kind that are covered by the relevant Related Intellectual Property, to the extent necessary to enable Intentia to exercise all of the rights assigned or licensed to Intentia hereunder.

If the cost of such replacement (calculated using the applicable rates for Resources agreed hereunder) or such license, together with the damages for which Supplier is liable as specified below in this section 20.2, would exceed the Infringement Cap defined below, then the infringing Deliverable will be returned at Supplier’s request, and the Supplier will instead give Intentia a credit equal to the charges paid for the infringing Deliverable. In addition to the remedies specified above, Supplier will reimburse Intentia for the actual direct damages incurred by Intentia as a result of the infringement. Notwithstanding anything of the foregoing, Supplier’s aggregate liability under this section 20.2 shall not exceed thirty (30) MSEK (the “Infringement Cap”).”

20.3                        In the event that any Third Party initiates or threatens to initiate legal proceedings based upon a claim that any materials or Intellectual Property provided by Intentia to the Supplier for the performance of the Services hereunder, Intentia undertakes to defend the Supplier and keep the Supplier indemnified against all damages and costs awarded in such action or payable upon settlement thereof.

20.4                        The obligations in 20.1 - 20.3, respectively, do not apply to the extent the Third Party claim is based on any materials or Intellectual Property provided by the party that would be indemnified, by such party’s modification of the infringing item, if the infringement would not otherwise exist, or such party’s combination or use of the infringing item with any products or materials not provided by the other party, if the infringement would not otherwise exist.

20.5                        The party to be indemnified under this Section 20 shall provide the party required to indemnify with prompt written notice of any such claims as soon as the party to be indemnified becomes aware of the existence or likelihood of any such claim.

20.6                        The party to be indemnified shall grant the party required to indemnify with the exclusive right to defend and/or settle any such claim. The party to be indemnified shall provide the party required to indemnify with any and all reasonable cooperation and assistance which the party to be indemnified may require in defending such claims.

20.7                        The party required to indemnify shall not settle any claim without the prior written consent of the party to be indemnified if such settlement requires any affirmative action or forbearance on the part of the party to be indemnified, such consent not to be unreasonably withheld or delayed.

20.8                        Without prejudice to the right of the indemnifying party under Section 20.7 to control the defence and the settlement of the claims, the party to be indemnified shall have the right to participate in the defense and/or settlement of any claim with counsel of its choosing at its own expense to the extent that any such claim is based on the gross negligence or wilful misconduct of the party required to indemnify.

20.9                        The provisions of this Section 20 as well as Section 19.6 above herein state Supplier’s entire liability and Intentia’s exclusive remedy for infringement of intellectual property rights of any kind.

21.  NON HIRE

21.1                        The parties agree that they will not, other than as provided for under Section 29 below, without the prior written consent from the other party, directly or indirectly solicit, hire or otherwise retain as an employee or independent contractor any current staff member of the other party, its Affiliates or subcontractors, during the Term and for a period of twelve (12) months after any such staff member leaves the employment of that party.

22.  DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

22.1                        DISCLAIMER OF WARRANTIES. THE SUPPLIER ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBCONTRACTORS DISCLAIMS ALL WARRANTIES (OTHER THAN THOSE WARRANTIES EXPRESSLY STATED IN THIS MASTER OFFSHORING AGREEMENT, THE DEVELOPMENT SERVICES AGREEMENT (SECTION 9) AND THE SUPPORT SERVICES AGREEMENT (SECTION 8)) WITH REGARD TO THE SERVICES, THE DELIVERABLES AND ANY OTHER INFORMATION OR MATERIAL PROVIDED IN CONNECTION HEREWITH, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, ERROR-FREE OR UNINTERRUPTED SERVICE, OR FITNESS FOR A PARTICULAR PURPOSE.

22.2                        LIMITATION OF LIABILITY. IN NO EVENT SHALL THE SUPPLIER OR ANY AFFILIATE OR SUBCONTRACTOR OF THE SUPPLIER OR INTENTIA OR ANY AFFILIATE OR SUBCONTRATOR OF INTENTIA, BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF BUSINESS OR OTHER LOSS (INCLUDING SUBSTITUTION OF SERVICES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY THIRD PARTY SERVICES DELIVERED IN CONNECTION HEREWITH EVEN IF PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF ITS NEGLIGENCE OR OTHER FAULT AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LEGAL LIABILITY.  IN NO EVENT SHALL THE SUPPLIER’S OR ANY OF ITS AFFILIATES’ OR SUBCONTRACTORS’ OR INTENTIA’S OR ANY OF ITS AFFILIATE’S OR SUBCONTRACTOR’S CUMULATIVE LIABILITY HEREUNDER EXCEED ***.

The parties agree that no action, regardless of form, arising hereunder may be brought by either party after one (1) year from the date the damaged party received information of such cause of action.

23.  FORCE MAJEURE

23.1                        A party will not be liable for any default or delay in the performance of its respective obligations, to the extent that such default or delay is caused, directly or indirectly, by an event beyond the reasonable control of that party, whichever is the entity unable to perform, such as fire, flood, earthquake, elements of nature, acts of war, terrorism and riots, general strikes and could not

***           Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

have been prevented by commercially reasonable precautions, alternative sources, workaround plans, or other means.

23.2                        The nonperforming party will be excused from any further performance of the obligations affected by such force majeure event for as long as such event continues and the nonperforming party continues to use commercially reasonable efforts to recommence performance.

23.3                        The nonperforming party will promptly notify the other under the Agreement by telephone (to be confirmed in writing within five business days of the inception of such default or delay) or by such other means as may reasonably be taken under the circumstances and describe at a reasonable level of detail the circumstances causing such force majeure event.

23.4                        If a force majeure event substantially prevents, hinders, or delays the Supplier’s performance of the Services for more than sixty (60) consecutive calendar days, then Intentia may immediately terminate this Agreement by providing the Supplier with a written notice of termination at no cost for Intentia. If a force majeure event substantially prevents, hinders, or delays Intentia’s performance of its payment obligations hereunder for more than sixty (60) consecutive calendar days, then the Supplier may immediately terminate this Agreement by providing Intentia with a written notice of termination at no cost for the Supplier.

23.5                        This Section 24 does not affect the Supplier’s obligation to provide disaster recovery Services, if any, to the extent set forth in Exhibit E(Disaster Recovery), provided that such force majeure event does not also prevent Supplier from providing such disaster recovery Services.

23.6                        During the force majeure event, Intentia may discontinue to pay Supplier’s charges for the part of the Services that are not performed.

24.  CONFIDENTIALITY

24.1                        The parties undertake to keep Confidential Information strictly confidential and neither directly nor intentionally indirectly disclose the Confidential Information to any Third Party for any reason whatsoever except as authorized hereunder. In particular, the Supplier recognizes that Intentia operates in a highly competitive business environment and that disclosure of any Confidential Information may thus be detrimental for Intentia.

24.2                        The parties undertake to take all commercially reasonable precautions to ensure that Confidential Information is not brought to the attention of any Third Party or any other person not authorised to receive such information for purposes contemplated in this Agreement. A party shall not use or copy the Confidential Information except for such purposes that fall within the scope of this Agreement or as is otherwise agreed by the Disclosing Party.

24.3                        The parties may furthermore not disclose to any Third Party information that relates to the negotiations conducted between the parties and shall regard this Agreement as Confidential Information except as authorized hereunder.

24.4                        The parties shall however be entitled to disclose Confidential Information and information under this Section 25 to their officers, directors, and legal and financial advisors, provided each person receiving such information is bound by the same or similar confidentiality obligations as the parties under this Agreement.

24.5                        The restrictions in this Section 25 shall not apply:

24.5.1              to Confidential Information which was at the time of its disclosure or becomes thereafter publicly available other than as a consequence of a breach by the receiving party of this Agreement or any other agreement or any confidential relationship with the other party;

24.5.2              to Confidential Information which was obtained by the receiving party without restriction from a Third Party lawfully in possession of the same and not in breach of any agreement or any confidential relationship;

24.5.3              to Confidential Information which is developed by the receiving party independently of and without reliance upon any portion of the information in question of the other party;

24.5.4              to Confidential Information which the receiving party is required by law or any governmental or other regulatory authority or stock exchange rules to disclose, provided it consults with the other party in advance regarding the timing and content of such disclosure;

24.5.5              to Confidential Information that the disclosing party gives the receiving party written authorization to disclose; or

24.5.6              to Confidential Information that is or has been disclosed by the disclosing party to a third party without a restriction on further disclosure.

24.6                        The obligations under this Section 24 shall apply for a period of five years after the expiration or termination of this Agreement.

25.  PUBLIC ANNOUNCEMENTS

25.1                        The Supplier and its Affiliates may include Intentia among its public list of clients.  The parties shall meet within a reasonable time after the Agreement Date to discuss the form and release of a possible press release relating to the parties’ relationship. Each party may issue the agreed-to press release.

25.2                        Neither of the parties shall otherwise use any name, logo or trademark/service mark of the other party in any way without prior written authorization of such other party. Intentia is however entitled to issue a public notice announcing that the parties have entered into the Agreement including information as regards the scope, provided such public notice is mandatory in accordance with Intentia’s listing contract with the Stockholm Stock Exchange and provided the Supplier is first provided with a copy of such notice.

26.  TERM AND TERMINATION

The Agreement will enter into force on the Agreement Date and be in effect for an Initial Term of five (5) years from Agreement Date, and will be extended in one or more additional eighteen (18) month period(s) unless terminated by either party in writing at least [six (6)] months prior to the expiration of the then-current term.

27.  TERMINATION FOR CAUSE

27.1                        Intentia may terminate the Agreement immediately by written notice in case the Supplier:

27.1.1              commits a material breach to the provisions of the Agreement and does not remedy the breach within sixty (60) days, from the date Supplier receives written notice from Intentia detailing such material breach;

27.1.2              is declared bankrupt, is subject to company reorganization, seeks a composition of creditors, suspends payments or in any other way is deemed to be insolvent; or

27.2                        The Supplier may terminate the Agreement immediately by written notice in case Intentia:

27.2.1              commits a material breach to the provisions of the Agreement and does not remedy the breach within sixty (60) days from the date Intentia receives written notice from the Supplier detailing such material breach or if the material breach consists of failure to pay non-disputed fees, within fifteen (15) days from the date Intentia receives written notice from the Supplier; or

27.2.2              is declared bankrupt, is subject to company reorganization, seeks a composition of creditors, suspends payments or in any other way is deemed to be insolvent.

27.3                        In case of termination according to Section 27.1 (“Termination for Cause”) Intentia may decide that the date of termination shall be extended up to  four (4) months in order to safeguard Intentia’s interest of avoiding any interruptions of its operations.

28.  TERMINATION FOR CONVENIENCE

After completion of three (3) years from the Effective Date, but not earlier, either party may deliver to the other party written notice of its decision to terminate the Agreement with or without cause upon six (6) months notice.

29.  BUY-OUT OPTION

29.1                        In the event that the Term and the Services provided hereunder have continued for at least three (3) consecutive years from the Agreement Date, then, upon termination of the Agreement, except in case of breach or default by Intentia, Intentia shall have the following rights on the terms set forth herein:

29.1.1              the right to employ any of the Resources that are providing Services to Intentia as of the date the buyout notice according to Section 30.3 below is given; provided that Intentia must make offers of employment to all Resources then providing Services and may not only offer employment to specific Resources

29.1.2              the right to acquire the then current Supplier-owned computer of any such Resources to be employed by Intentia under this buyout option; and

29.1.3              the right to acquire all related software licenses that have previously been purchased by the Supplier for software installed on said computer solely to the extent that such software can be assigned (excluding all hardware and software purchased by Intentia and which is being used by the Supplier).

29.2                        In order to exercise the buyout option, Intentia shall:

29.2.1              give written notice of its intention to exercise the buyout option to Supplier in accordance with Section 30.3 below; and

29.2.2              pay Supplier, on the date of transfer of the Resources from Supplier to Intentia a fee calculated in accordance with Section 30.4 below.

29.3                        As a part of exercising the buyout option, Intentia shall give Supplier written notice of such intention at the following times:

29.3.1              if Intentia is exercising the buyout option on termination of the Agreement by Intentia, then Intentia shall provide a buyout notice to Supplier simultaneous with delivery to Supplier of Intentia’s notice of termination of the Agreement; and

29.3.2              if Intentia is exercising the buyout option on termination of the Agreement by Supplier, then Intentia shall provide a buyout notice to Supplier within forty-five (45) days of Intentia’s receipt of the termination notice from Supplier.

29.4                        The buyout option fee shall be calculated by adding the buyout fee for the Resources and the buyout fee for the buyout assets referred to in Section 30.1(ii) and/or (iii) above. The buyout fee for the Resources shall be *** based on the time schedule below depending on when the buyout notice is given:

***                           Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

29.4.1              if after three (3) consecutive years from the Agreement Date but before four (4) consecutive years from the Agreement Date, then = *** ;

29.4.2              if after four (4) consecutive years from the Agreement Date but before five (5) consecutive years from the Agreement Date, then = *** ;

29.4.3              if after five (5) consecutive years from the Agreement Date but before six (6) consecutive years from the Agreement Date, then  = *** ;

29.4.4              if after six (6) consecutive years from the Agreement Date, then = ***.

29.5                        The buyout fee for the buyout assets referred to in Section 30.1 (ii) and/or (iii) above shall be ***.

29.6                        If Intentia exercises this buyout option, then from the date of termination, Supplier will either:

(1)          if the Supplier is leasing the space in which the GOC is located, at the Supplier’s sole discretion, offer to Intentia a sublease of such space, to the extent it is subleasable, to Intentia for either three (3) months or through the remaining term of the Supplier’s primary lease of this space (which period will be mutually agreed to by Intentia and the Supplier), at the rate that is being paid by the Supplier and on the terms and conditions valid for the Supplier’s primary lease; or

(2)   if the Supplier owns the space in which the GOC is located, offer a lease of such space to Intentia for a period determined by the Supplier, at the then current fair market rates and market terms plus documented related expenses. Such a period may however not be shorter than three (3) months or longer than twelve (12) months, such terms to be mutually agreed to by Intentia and.

30.  WINDING UP AND TRANSFER ASSISTANCE

30.1                        Payment of Fees. In the event of an early termination or expiration of this Agreement for any reason other than termination by Intentia for material breach by the Supplier under Section 28.1 above, in which case Intentia may withhold payment of disputed fees for that portion of Services the subject of the material breach pending resolution of such dispute with the Supplier, Intentia shall promptly pay in full all non-disputed Fees due and payable to the Supplier for the first three (3) years or through the effective date of such termination whichever date is later.

30.2                        Upon expiration or termination of the Agreement for any reason the Deliverable and any Deliverables, other software, materials, documentation in progress and Intentia Confidential Information and Intentia Products must promptly be provided to Intentia, or to a Third Party as directed by Intentia, and those parts which exist in electronic form must, upon the written request of Intentia, be provided in electronic form pursuant to Intentia’s instructions. For the avoidance of doubt, Supplier must in no event keep any originals or copies of the above-mentioned items and information except as authorized or required under this Agreement or as otherwise agreed by the parties.

30.3                        Upon expiration or termination of the Agreement for any reason and upon Intentia’s written request, the Supplier shall provide such transfer assistance to Intentia for the purpose of transferring the Services back to Intentia or to its designee as may be mutually agreed upon by the parties in writing at Supplier’s then-current rates.

30.4                        If the Supplier’s transfer assistance will require the use of different or additional services or resources beyond that which Supplier is then using to provide the Services in accordance with the [planned levels], such request for transfer assistance will be considered a request for new services for which the Supplier is entitled to receive reasonable compensation. This will not apply in the event this Agreement is terminated because of Supplier’s breach of this Agreement.

***                           Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

In such case, transfer assistance will be provided at no additional cost for Intentia for a period up to *** calendar days from the effective date of such termination.

30.5                        During the Transfer Assistance Period, the Supplier will provide Intentia and any Third Party appointed by Intentia with reasonable access to the facilities from which the Services are provided.

31.  INDEPENDENT CONTRACTORS

The relationship between the Supplier and Intentia is solely that of independent contractors and not that of an agency, partnership, joint venture or employment relationship, and nothing shall be deemed to authorize either party to act for, represent or bind the other.

32.  NOTICES

32.1                        Notice of termination and other notices hereunder must take place through courier or certified letter (other than notices in the ordinary course of delivery of the Services which could be communicated by telefax and/or email) must take place through courier, certified letter, return receipt requested or by internationally recognized overnight courier service, to the party’s contact person at the numbers/addresses provided by the parties.

32.2                        Notices are deemed to have been received by a party:

32.2.1              where delivered by a courier on the day of delivery;

32.2.2              where sent by certified letter or overnight courier, on the day of delivery.

If to Intentia, to:	And if to the Supplier, to:

Intentia International AB (publ) Vendevägen 89, Box 596 182 15 Danderyd, Sweden Attention: Legal Dept.	Symphony Service Corp. 4015 Miranda Avenue, 2nd Floor Palo Alto, CA 94304, USA Attention: Chief Financial Officer

With simultaneous copy to:	With simultaneous copy to:

Intentia International AB (publ)Vendevägen 89, Box 596 182 15 Danderyd, Sweden Attention: Chief Financial Officer	Symphony Service Corp. 4015 Miranda Avenue, 2nd Floor Palo Alto, CA 94304, USA Attention: Legal Department

33.  AMENDMENTS TO THE AGREEMENT

Any amendments to the Agreement must be made in writing and be signed by authorized representatives for both parties.

34.  ASSIGNMENT OF THE AGREEMENT

34.1                        This Agreement shall be binding upon the parties hereto, and their successors and assigns.  Neither party may assign this Agreement, its obligations hereunder to any Third Party (excluding Symphony India), without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and any assignment, delegation or subcontract in violation of this provision shall be void and of no effect.

35.  CHANGE OF CONTROL

35.1                        If the Supplier is subject to a change of ownership in which more than fifty (50) % of the shares or capital or assets of the Supplier are transferred to one of the five (5) Intentia competitors listed in Exhibit [X] attached hereto and incorporated herein by reference (“Intentia Competitors(s)”), or to an entity providing core business services to an Intentia Competitor, or to a new owner who directly competes with the core business of  Intentia provided that Intentia provides Supplier with written notice that it reasonably considers such new owner to be a direct

***           Represents text which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 24b-2 of Securities Exchange Act of 1934, as amended.

competitor with its core business within twenty days of Intentia’s receipt of written notice of such entity from Supplier, then Intentia may, within thirty (30) days of the effective date of any such transfer, provide the Supplier with written notice of termination of this agreement under section 28 (“Termination for Convenience”) above.

36.  SURVIVAL OF CERTAIN TERMS AND CONDITIONS

The following provisions contained in this Agreement shall survive the expiration or termination of this Agreement:  Section 1 (“Definitions”); Section 2 (“Exhibits And Priority”); Section 13 (“Audits”); Section 16 (“Invoicing And Payments”); Section 17 (“Taxes”); Section 19 (“Ownership”); Section 20 (“Indemnity”); Section 21 (Non-Hire”); Section 22 (“Disclaimer Of Warranties; Limitation Of Liability”); Section 24 (“Confidentiality”); Section 30 (“Winding Up And Transfer Assistance”); Section 32 (“Notices”); Section 33 (“Amendment To Agreement”); Section 36 (“Survival Of Certain Terms And Conditions”); Section 37 (“Governing Law”); Section 39 (“Severability”); Section 40 (“Entire Agreement; Section Headings And Counterparts”).

37.  GOVERNING LAW

37.1                        This Agreement shall be governed by substantive Swedish law.

37.2                        Nothing in this Agreement affects any statutory rights that cannot be waived or limited by contract under applicable law.

38.  ESCALATION AND DISPUTE RESOLUTION

38.1                        If Intentia and the Supplier have a dispute regarding the Services, either of Intentia and the Supplier may initiate a dispute resolution process described in this Section. The parties will exercise reasonable, good faith efforts to resolve the dispute throughout the dispute resolution process

38.2                        If the project management is unable to resolve the dispute within ten business days either party may refer the dispute in writing to the GOC Management Group [referred to in Section 12.2].

38.3                        If the GOC Management Group is unable to resolve the dispute within ten business days either party may refer the dispute in writing to the Operations Management Committee [referred to in Section 12.4].

38.4                        If the Operations Management Committee contact persons are unable to resolve the dispute within ten business days of their receipt of the written referral to such designated representatives, either party may refer the dispute in writing to the Steering Committee [referred to in Section 12.5].

38.5                        If the Steering Committee is unable to resolve the dispute within fifteen business days or other previously agreed upon time frame, of their receipt of the written referral to such designated representatives, the dispute will be referred in writing to the CEO of Intentia and the CEO of the Supplier for their review and resolution.

38.6                        If the CEO of Intentia and the CEO of the Supplier are unable to resolve the dispute within twenty business days or other previously agreed upon time frame, of their receipt of the written referral, the dispute will be referred to arbitration in accordance with Section 38.9 below.

38.7                        (a) In the event of a matter which is reasonably determined by the party seeking dispute resolution as a matter in which the timeframe of the process of the dispute resolution process described herein is too lengthy to properly affect the matter, such party may require the dispute resolution process to immediately advance to the lead executive level as stated in Section 38.4 above, in which the dispute resolution process shall then resume as stated.  (b) For any dispute arising under this Agreement other than a dispute related to the Services, the dispute resolution process shall immediately advance to the CEO’s of the parties, respectively, as stated in Section 38.6 above.

38.8                        The dispute resolution process shall not release the parties from any of their obligations set forth in this Agreement.

38.9                        All disputes relating to this Agreement may, after going through the dispute resolution process as described in this Section 38 above be referred to arbitration by either party in accordance with the arbitration rules of the Stockholm Chamber of Commerce Arbitration Institute. The arbitration proceedings shall take place in Stockholm. The arbitration panel shall consist of three arbitrators having significant relevant industry experience shall be selected as follows:  one arbitrator by each of the parties and the third by the two arbitrators so selected or, if such arbitrators cannot agree, by the Swedish Arbitration Association in accordance with the Rules and all proceedings and filings shall be in English.

38.10                 In the event of an arbitration proceeding, the rules of the Swedish Judicial Code of Procedure on the “sammanläggning” of actions and Third Party participation in a judicial proceeding as well as voting and allocation of trial costs shall be applicable.

39.  SEVERABILITY.

39.1                        If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, or for any reason invalid, unenforceable, void or voidable, such provision or provisions shall be deemed to be null and void and the remainder of this Agreement shall, to the extent practicable, be in full force and effect.  To the extent a provision of this Agreement is in invalid, unenforceable, void or voidable, the parties agree to negotiate in good faith to amend such to conform as nearly as possible, in accordance with applicable law, to the intended purpose and intent of the original provision.

40.  ENTIRE AGREEMENT; SECTION HEADINGS; COUNTERPARTS.

40.1                        This Agreement together with each of the Exhibits listed in Section 2 above, each of which is attached hereto and incorporated herein by reference, constitutes the entire agreement between Supplier and Intentia with respect to the transactions contemplated herein and the subject matter hereof, and it supersedes and replaces all prior oral or written agreements, commitments or understandings with respect to the transactions contemplated herein and the subject matter hereof. No amendment, modification or discharge of this Agreement shall be valid or binding, unless set forth in writing and duly executed and delivered by both Intentia and Supplier. The section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement. To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and all counterparts shall collectively constitute a single Agreement.

41.  WAIVER.

41.1                        No delay or failure on the part of either party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver or any acquiescence thereto; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.  No waiver shall be valid against either party, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

This Agreement has been executed in two copies of which the parties have taken one each.

SYMPHONY SERVICE CORPORATION	INTENTIA INTERNATIONAL AB (publ)

Signature	Signature

By:	By:

Title:	Title:

Date: May 5, 2005	Date: May 5, 2005